Exhibit 99.2

26th Quarterly Letter to Stockholders

March 2, 2026

Dear Harrow Stockholders:

Today, Harrow reported record fourth quarter revenues of $89.1 million, a 33% increase over the prior year’s fourth quarter revenues of $66.8 million, and a sequential increase of 24% from the third quarter 2025 revenues. For the full year 2025, we reported $272.3 million in revenues, a 36% increase over the prior year. In addition, during the fourth quarter of 2025, we continued to demonstrate operating leverage, reporting $6.6 million in net income and $24.2 million in Adjusted EBITDA (a non-GAAP measure), with a full-year 2025 net loss of $5.1 million and Adjusted EBITDA of $61.9 million. We had an extraordinary improvement in operating cash flows, generating $43.9 million of operating cash flow in 2025, versus $(22.2) million used in operations in 2024. We also recorded $8.5 million in acquired in-process research and development costs (IPR&D) during the fourth quarter of 2025, which is included in our GAAP operating expenses and net income figures and was not added back to Adjusted EBITDA.

I am pleased with the financial performance and growth we delivered last year, especially given that we have historically had a much smaller commercial footprint relative to many of our competitors. That is changing. While our intentionally conservative approach to expenses has allowed us to grow in a financially sound way, given what we are seeing in the key markets for our products, including reimbursement for our buy and bill products, refill and re-order rates, and the effectiveness of our sales representatives, we are convinced that the time to invest is now! Even with a very modest increase in sales personnel in the fourth quarter, we saw all our key products grow simultaneously for the first time. And, in the first quarter, as we continue adding to the VEVYE team, we are seeing daily new prescription rates consistently improve. Therefore, throughout this Letter to Stockholders, you will read a repeated refrain: we are expanding our commercial footprint to maximize our growth potential. We believe these targeted and strategic investments will lead to a much more valuable Harrow.

As we moved into a new filer status this year (now a large, accelerated filer), some readers may be aware that the U.S. Securities and Exchange Commission requires us to include a five-year stock performance graph of our cumulative total stockholder return (TSR) in our annual report. I view the graph below as a powerful reminder of how far Harrow has come in a relatively short period, with Harrow’s stock price increasing by more than 700% over the past five years. As we enter the final phase of our current five-year plan, while my timing may occasionally be off by a quarter or even two, our long-term execution track record speaks for itself. If you are considering investing in Harrow today, my view is simple: take a long-term perspective. Our history suggests that patient stockholders who give us time to execute, measured in years, not months or quarters, have been richly rewarded. Importantly, because I am under the hood and am blessed with the opportunity to help shape the future of our company, speaking for Andrew as well, we are both amazed at how much opportunity and growth still lies ahead.

Over the past five years, Harrow has assembled a diversified, cash-generating asset base and a robust development pipeline, resulting in substantial long-term value creation. Along the way, we built a first-rate commercial organization to support our expansion. Today, I am proud that our teams are organized under One Harrow — aligned under a single brand, united by a shared mission, and focused on the same goals: expanding patient access, improving affordability, and delivering better clinical outcomes across ophthalmology through our comprehensive portfolio of disease management solutions.

From continued growth in VEVYE®, IHEEZO®, and TRIESENCE®, to several new product launches, including BYOOVIZ® and OPUVIZ™ in some of the largest U.S. ophthalmic markets, to how we plan to better leverage underappreciated assets we own, and then what we expect from the Melt programs, I remain confident in our strategy as we move toward our end-of-2027 goal of over $250 million in quarterly revenue.

VEVYE: The Foundation Is Set—Now We Scale

VEVYE built momentum throughout 2025, especially in the fourth quarter, delivering a strong finish to the year and reinforcing its position as a cornerstone product within our portfolio. Fourth quarter revenue for VEVYE was $25.9 million, bringing full-year revenue to $88.7 million, an increase of 62% from the prior year’s fourth quarter and an increase of 216% from the prior year, respectively. We continue to see clear signs that VEVYE is entering a new phase of growth across prescription demand, payer access, and physician confidence. Keep in mind – these results were generated with a relatively small sales force.

VEVYE growth should accelerate throughout 2026, driven by improved coverage, new prescription rates, and ongoing strong refill rates, as well as our intent to double the VEVYE salesforce by Memorial Day. With a beefier VEVYE team, we intend to re-engage with patients who were previously denied coverage, transition patients who are currently paying cash for VEVYE to obtain coverage, expand adoption among new-to-brand prescribers, increase call density and intensity with existing prescribers, and ensure that more eye care professionals are exposed to and take advantage of VEVYE’s unique clinical benefits and its increasingly favorable access profile.

During the fourth quarter, VEVYE’s net price modestly improved, beginning to settle into a tighter range relative to the prior two quarters, which is exactly what we wanted to see as our access strategy matures. While I may have been a bit early on the timing of that reversal, internally, the eventual direction of travel was clear, and I am pleased we have now seen greater stability in net pricing.

The days of VEVYE being shackled by a dearth of coverage are ending. This began with the major coverage win we announced in the third quarter, which officially took effect on January 1. While we continue to expand our coverage network and more cash-pay patients transition to covered prescriptions, the shift toward commercially covered prescriptions strengthens the quality, durability, and long-term earnings power of VEVYE. More coverage equals more new prescriptions, and patients that our data shows continue on therapy. Throughout this year, the financial impact of improved coverage will build, especially as our expanded sales force becomes fully deployed and productive, and we get past the first quarter, which is seasonally more challenging for branded pharmaceuticals more broadly, due to insurance benefit resets and a higher concentration of high-deductible plans.

In 2025, according to our pharmacy partner PhilRx, the average refill rate for a covered VEVYE patient was approximately 9 refills per year. Due to the slight overfill in each VEVYE bottle, this effectively equates to a full year of therapy. This includes patients prescribed VEVYE for chronic dry eye symptoms as well as those using it for acute needs (i.e., not requiring multiple refills). Equally important is the durability of patient year-over-year persistence, as the data aligns with the refill rate data we shared in 2024. I believe that level of refill persistence is best-in-class in the dry eye disease market and is a direct reflection of VEVYE’s differentiated clinical attributes: it feels great on the eye, works quickly, and delivers durable efficacy that keeps patients on treatment.

Looking ahead, VEVYE enters 2026 with multiple tailwinds: expanded coverage, strong refill persistence, growing prescription volume, and a rapidly scaling commercial footprint. Given the large and growing U.S. dry eye market, these dynamics give me a high level of confidence that VEVYE will remain in growth mode for years to come, is well positioned to exceed 2026 expectations, and, of course, will be a major contributor to achieving our longer-term 2027 goal.

IHEEZO: Record Year and More Growth Ahead

IHEEZO delivered a record fourth quarter and a record full year in 2025, significantly exceeding our expectations and reinforcing the franchise’s strength. Revenue increased to $35.9 million in the fourth quarter, with full-year revenue of $81.3 million, representing a 57% increase versus the fourth quarter of 2024 and a 65% increase year over year, respectively. Fourth quarter unit demand of 62,945 was a 28% increase over the fourth quarter of 2024 and a 24% sequential increase from the third quarter of 2025.

Our growth in 2025 was driven by two factors: (1) continued adoption among U.S. retina practices (accounting for 70% of unit demand in 2025) and (2) increased utilization within existing accounts. Notably, the number of accounts ordering IHEEZO grew 49% year over year, underscoring the product’s expanding footprint. Together, these dynamics are increasing awareness, deepening customer engagement, and further validating IHEEZO’s differentiated value proposition in the market. Our team has done a wonderful job, but we have only scratched the surface of this opportunity to improve the ophthalmic anesthesia experience for Americans.

IHEEZO is the only FDA-approved ocular anesthetic in the U.S. with an FDA-approval supported by ophthalmic surgical clinical data. IHEEZO’s product-specific J-Code reflects the strength of its clinical profile, patient experience, and reimbursement support. Clinical studies in cataract surgery have shown that physicians can perform procedures with IHEEZO without the need for opioids. IHEEZO provides rapid, predictable anesthesia onset, is well-tolerated in part because it contains an excipient known to hydrate the corneal surface, and offers a best-in-class reimbursement profile.

As you may remember, in the Fall of 2024, we implemented the Retina Pivot, focusing almost exclusively on providing a premium anesthesia experience for patients undergoing intravitreal injections (IVIs). To fully unlock IHEEZO’s potential in this massive 10 million annual unit market, we are generating retina-specific data demonstrating that IHEEZO can deliver a superior, differentiated patient experience during IVIs compared with legacy anesthesia modalities. Last year, we began investing in building this data. During our conference call, our Chief Scientific Officer, Amir Shojaei, will discuss the studies and data we expect to be announced this year. Here is a bit of color on two studies I am particularly excited about:

●	IHEEZO’s performance in an IVI protocol is being studied by Dr. Sabin Dang from The Retina Institute in St. Louis, which is a part of Retina Consultants of America (RCA). Dr. Dang’s abstract on this study was accepted as a “late breaker” at the upcoming American Society of Retinal Specialists (ASRS) meeting in July. He provided us with this quote: “At The Retina Institute, we are committed to reducing the burden of vision-saving therapy for our patients. Our group is conducting the first prospective, randomized trial evaluating IHEEZO against traditional subconjunctival lidocaine for intravitreal injections. We have been encouraged by what we’ve observed, and our patients on IHEEZO have reported meaningful improvements in their treatment experience. We look forward to sharing our data this summer with the global retina community at the ASRS meeting in Montréal.” We too look forward to seeing the results of this groundbreaking study!

●	Another study, called QUELL, is being executed under an Investigational New Drug (IND) application. This study is a prospective, Phase 4, multisite, randomized, double-masked, well-controlled study evaluating the anesthetic effect of IHEEZO (chloroprocaine ophthalmic gel 3%) compared to routine anesthesia (topical proparacaine ophthalmic solution 0.5% combined with subconjunctival lidocaine 2%) for ocular surface anesthesia during intravitreal injection procedures as a non-inferiority comparison. The study will recruit approximately 240 patients across 8 clinical sites. The primary endpoint is the proportion of patients achieving successful ocular surface anesthesia immediately before and after intravitreal injection; success is defined as a patient-reported pain score of 0 or 1 on a validated 5-point Verbal Descriptor Scale - Pain score defined as: 0 (no pain/discomfort) or 1 (pressure only, no pain). The study also includes key secondary endpoints to assess procedural and cumulative pain scores, patient-reported ocular dryness symptoms (SPEED questionnaire at 24 hours), and ocular safety and tolerability (as measured by corneal staining post-procedure). The study is underway, and we expect data in the fourth quarter of 2026. Once data is available, the study design and evaluation would allow us to submit the study as a supplemental new drug application (NDA) to the FDA for review to augment the IHEEZO label with the new data, should we decide to do so.

Project IHEEZO Ark

Last year, we began proactively planning for the conclusion of IHEEZO’s pass-through payment status in the ASC setting, a one-time event on April 1, 2026. Building on the Retina Pivot, last year we implemented Project IHEEZO Ark. Our objective with IHEEZO Ark is to fully offset (and even hopefully exceed) the expected revenue loss from IHEEZO units used in the ASC setting, with (1) gains in the office-based setting for other reimbursed procedures, and (2) improvement in net price that we expect to realize during the second half of 2026 connected to the introduction of new IHEEZO packaging designed for retina offices. Collectively, the Project IHEEZO Ark initiatives, coupled with continued growth in retina position IHEEZO for durable, long-term expansion, particularly as we begin launching our first anti-VEGF, BYOOVIZ, in the coming months.

Importantly, our in-office expansion serves as a counterbalance to the loss of pass-through in the ASC. This broader “in-office procedures market” is large and untapped, with more than 2.5 million annual procedures that would benefit from IHEEZO’s clinical and reimbursement profile. Thus far, I am greatly encouraged by the progress our sales team is making, and candidly, it would take only a modest incremental increase in office procedure units to offset (and eventually exceed) the ASC-related impact.

To set expectations appropriately, the fourth quarter is typically a period of elevated customer stocking, and that pattern was observed in the fourth quarter of 2025. While demand and revenue are expected to build throughout the year, we estimate that approximately 1.5 quarters’ worth of additional inventory, in the current packaging format, was built across the channel. We expect this inventory to be drawn down during the first half of 2026. As a result, as we experienced in the first quarter of 2025, you should expect softer IHEEZO revenue in the first quarter of 2026 and in part of the second quarter.

I hope you see the IHEEZO forest through the trees. We are now laser-focused on the entire in-office market (across retina and other office-based procedural settings), which, in the aggregate, represents over 12 million annual use cases. This is a long-term opportunity for IHEEZO, supported by a well-tested reimbursement framework and a differentiated clinical profile. Also, beginning in the second half of this year, we expect to see a significant improvement in revenue per IHEEZO unit. IHEEZO adoption trends and re-order activity remain strong, and we expect this to accelerate further as retina-specific data become available and as our upcoming biosimilar launches approach. IHEEZO, especially if it is powered by retina-specific data (which is coming soon), a 2.5 million increase in the number of new annual use cases, and a robust reimbursement environment, is uniquely positioned to drive tremendous value for patients and Harrow stockholders alike – this year and for many years to come.

TRIESENCE: Improving the Ophthalmic Surgical Standard of Care

For the first time since its relaunch, TRIESENCE is showing good directional growth, delivering a record quarter in terms of demand and revenue. Early indicators suggest that our expansion into ocular inflammation is gaining traction and increasingly resonating with ophthalmologists. In fact, the fourth quarter marked the highest quarterly revenue for TRIESENCE ($5.1M) since the relaunch, and importantly, nearly half of the fourth quarter unit volume (~47%) was generated from new accounts. We are on our way, but we remain extremely early in what I expect from TRIESENCE in the years to come.

Our recent progress, including continued acceleration in the first quarter, is being driven by a clear articulation of TRIESENCE’s best-in-class clinical benefits and broad coverage profile. In addition to its traditional place in the hands of retina specialists for vitrectomy and uveitis, we believed TRIESENCE is particularly well-suited for the anterior surgical setting, including cataract surgery, where post-operative eye-drop compliance can be challenging — whether due to dexterity limitations, cognitive considerations, or other comorbidities common in the cataract surgery-aged population. In these situations, TRIESENCE enables physicians to maintain greater control over both the surgical intervention and the recovery process, while significantly reducing patients’ reliance on managing complex drop regimens at home.

Our perspective on the breadth of where TRIESENCE may be used was validated by a recent Market Scope survey indicating that nearly 90% of U.S. cataract surgeons expressed interest in dropless cataract surgery, with approximately half reporting they are “very interestedi.” The same report highlighted strong patient preference for a dropless approach. Our experience is that ophthalmic surgeons are increasingly receptive to solutions that simplify perioperative care and minimize post-operative burden. TRIESENCE plays a key role in that evolution and positions us well as we continue advancing toward a more streamlined, patient-centric surgical model.

The broader anti-inflammation market for ophthalmic surgery is a massive opportunity, with more than 7 million annual procedures in the U.S. each year. The competition in this market is non-optimal, with patient-administered eye drop regimens or other “less-than-great” alternatives. From our perspective, TRIESENCE should be the premier anti-inflammatory option in ocular surgery, but it also represents another step toward our vision of opioid-free, IV-free, and eye-drop–free ophthalmic surgery – or what I have referred to as “amazing cataract surgery.”. Physicians who have begun incorporating TRIESENCE into their surgical procedures have shared overwhelmingly positive feedback. In many cases, ophthalmologists tell us TRIESENCE has eliminated the need for additional post-operative clinic visits, lowering consumer costs, and improving practice efficiency.

The reimbursement experience for TRIESENCE has been very positive, with a reimbursement rate of better than 90% - essentially “pervasive coverage.” Additionally, patient out-of-pocket expenses for TRIESENCE are reported to be the lowest among ophthalmic injectable steroids. With a broad label, an established safety profile, favorable reimbursement dynamics, and a compelling procedural use case, TRIESENCE has the foundational characteristics of a durable, scalable franchise. Taken together, these factors reinforce my belief that TRIESENCE remains significantly underpenetrated relative to its potential.

Today, TRIESENCE is being sold by a powerful field force, but one that is far too few in number. If we are going to achieve what I believe we will over the coming years, we need to more than double the TRIESENCE salesforce, amplify our great clinical message, and exponentially grow our user base. This process is now underway. These additional sales professionals will accelerate near-term adoption and expand reach across key surgical and inflammatory settings, but as important, they give us the opportunity to gain tremendous leverage from this franchise for years to come as we strategically position for (1) the anticipated TRIESENCE pre-filled syringe, which we are targeting in the 2028 timeframe, and (2), in due course, the launch in the U.S. ophthalmic market of the G-MELT™ (formerly MELT-300 – see below).

i Market Scope, Ophthalmic Market Perspectives, Volume 30, Issue 2, February 24, 2026

In summary, while still early, we believe TRIESENCE is at the beginning of a multi-year growth trajectory. My intent over the next 24 months is to ensure that as many of the millions of Americans who undergo cataract surgery each year as possible have access to TRIESENCE at an affordable price. This market, coupled with the traditional legacy use cases for TRIESENCE, presents a massive opportunity for Harrow and will dramatically improve patients’ surgical experiences. With renewed commercial focus, investment in expanding the TRIESENCE sales team, improving execution, strong physician feedback, and clear procedural benefits, the long-term outlook for this product is increasingly compelling.

Biosimilars

As many of you have likely seen, Samsung Bioepis recently announced a settlement agreement with Regeneron regarding the U.S. commercialization of OPUVIZ, a biosimilar to EYLEA® 2mg. We are excited about this development, as it provides a clear pathway to launch OPUVIZ in January 2027 and to participate in one of the largest markets in retina and in the U.S. ophthalmic market, period.

We remain on track to launch BYOOVIZ, a LUCENTIS® referenced biosimilar, midyear 2026, further strengthening our retina platform. Our retina strategy is unique and differentiated, particularly around BYOOVIZ. Harrow will be positioned as the only company offering physicians a comprehensive solution that includes both an anesthetic (IHEEZO) and a therapeutic anti-VEGF biosimilar. This integrated approach enables us to support physicians throughout the full injection workflow—from anesthesia to therapy—providing a streamlined, efficient, and cost-effective solution for retina practices.

Specialty Product Portfolio: Hidden Gems

Our Specialty Product portfolio includes well-known brands, including ILEVRO®, NEVANAC®, VIGAMOX®, MAXITROL®, MAXIDEX®, IOPIDINE®, NATACYN™, FLAREX®, TOBRADEX® ST, VERKAZIA®, FRESHKOTE®, and ZERVIATE®. New to this portfolio is BYQLOVI™, which will become available in the second quarter.

This portfolio of products + TRIESENCE rebounded in the fourth quarter, generating $12.3 million in revenue, up 93% sequentially from the third quarter. While there is still work to do, we are encouraged by the early progress we see as new leadership takes hold, and our go-to-market execution is reinitiated.

Regarding the Specialty Product portfolio, I want to add color to what I wrote in the fifth paragraph of this Letter to Stockholders by referring to “leveraging under-appreciated assets we own.” Without going into detail because we still have some work to do, including a seminal supportive study we expect to read out in the fourth quarter, I can confirm that these initiatives originate from three products within this portfolio. These potentially significant revenue-generating opportunities are at an advanced stage: one is connected to a new reimbursement coding application we’ve submitted, and the other two are relaunches into novel on-label markets. If we are successful, and we should begin to know this in a matter of a few months, I suspect this may be a wonderful surprise for our stockholders this year. Stay tuned!

Advancing the G-MELT

As someone committed to improving the standard of care in critical areas with unmet needs, there hasn’t been a single Harrow product that I’ve been this excited about. We are talking about reducing or eliminating opioid exposures in tens of millions of procedures that too often use opioids for sedation and anxiety management. Once approved, I believe G-MELT will eventually be our largest product by revenue, and Andrew and many others on our team share the same view.

In terms of commercial potential, we have several distinct advantages when we launch that should lead to rapid market uptake, not the least of which is that a similar compounded version of the G-MELT has been used in more than 1 million U.S. cataract surgeries. But there are three additional observations from the compounded experience that support my G-MELT commercial confidence: (1) over the years, despite having to pay cash from a capitated fee and without any meaningful marketing spend, ophthalmologists who’ve used the compounded version have consistently told their colleagues about their experiences, leading to sustained increased adoption within ophthalmology, now totaling over 800 U.S. surgeons; (2) the ophthalmic surgical experience has naturally spread, once again – without any marketing – into other specialties and subspecialties (otolaryngology, gastrointestinal, reproductive endocrinology, dermatology, orthopedics, dental, and others) where, in the future, there are about 100 million total potential procedures in the U.S. that might benefit from G-MELT; and (3) these treating professionals have managed to overcome the consternation of anesthesia professionals as they’ve adopted a sublingual non-opioid approach to giving their patients’ procedural comfort.

Regarding the G-MELT NDA, we have initiated the remaining ancillary studies required to support FDA submission and anticipate completing them later this year. In parallel, our team is working diligently to prepare the various modules of the NDA so that we are positioned to file as soon as practicable.

From a strategic perspective, G-MELT is the final piece of a vision I have been pursuing for over 10 years, which I referenced in the TRIESENCE section above: IV-free, opioid-free, eye-drop-free cataract surgery. I believe this approach can meaningfully simplify procedures, improve the patient experience, and reduce complexity for providers, while maintaining the level of comfort and control physicians expect in the surgical setting.

While there is still work to do, we believe G-MELT, which is the subject of a robust domestic and international patent estate, is progressing as intended. Amir and his team are doing a fabulous job. With the remaining studies underway, a clear path to NDA submission, and increasingly compelling clinician feedback, we are more confident than ever in this program’s ability to make a sizable initial financial impact (when approved and coded), and of course in its long-term potential. We look forward to updating stockholders as we progress G-MELT toward NDA submission and, ultimately, toward commercialization.

Progress with the YOCHIL™ – Formerly MELT-210

In parallel with the development of the G-MELT program, we are developing a midazolam-only product candidate that will eventually be offered as a family of products with commercially and clinically relevant active drug concentrations. The initial product candidate, currently called YOCHIL, also uses Catalent’s Zydis® drug-delivery technology. While we’re in the process of finalizing the last elements of our clinical development plan for this program with the FDA, which we expect to have completed before the end of the third quarter, our present expectation is that we should be able to file an NDA for this program at or around the same time as the G-MELT NDA. Once again, we have extremely high commercial expectations for YOCHIL, which, based on our current labeling expectations, should provide unique and consequential benefits to patients that no other product in the U.S. market can.

Access+

One of the key elements of the One Harrow initiative was standing up the new Access+ commercial team. Access+ focuses on providing eye care professionals with an affordable set of therapeutic options through curated offerings such as PharmaPack Max, which includes MAXITROL® and NEVANAC®, and PharmaPack Prime, which includes TOBRADEX® ST and NEVANAC®, along with other select products, including our compounded products. The goal of this initiative is to provide physicians and patients with affordable, accessible, FDA-approved branded ophthalmic therapies, reducing reliance on off-label compounded alternatives that are often priced similarly but lack the same regulatory designation. This strategy aligns squarely with our commitment to access and affordability.

From a financial standpoint, expanding the branded portion of our portfolio strengthens margins, reduces regulatory complexity, and supports our objective of growing branded share in the large and durable post-cataract surgery market across the United States. Currently, our proprietary triple-drop compounded formulation mainly serves the post-cataract market. We believe there is a meaningful opportunity for our FDA-approved branded combinations — including PharmaPack Max and PharmaPack Prime — to take over that share. By leveraging our established commercial relationships and delivering strong value through affordable pricing and streamlined access, we aim to provide eye care professionals with reliable, FDA-approved options for patients who require infection control and pain and inflammation management associated with cataract surgery. Over time, we believe this approach can expand our branded footprint while reinforcing our position as a trusted partner to cataract surgeons nationwide.

The Access+ commercial team, which is now led by Cindi White, is committed to addressing everyday unmet needs for providers and patients nationwide. This focused approach prioritizes reliability, consistency, and clinical relevance, ensuring that we remain a trusted partner to eye care professionals and deliver steady, predictable performance. By bringing together select branded and compounded solutions under a single, integrated commercial team, Access+ is designed to make it easier for eye care professionals to prescribe the medications their patients rely on most, improving access, affordability, and continuity of care while reducing friction for both providers and patients.

I am particularly pleased with and grateful for Frank Mullery’s leadership within our compounding operations. He has jumped in and set a clear standard. As we noted in the third quarter, a one-time inventory shortage of compounded products impacted overall compounded performance last year, resulting in $15.0 million in fourth quarter revenue. Importantly, that issue has been fully resolved, and we are steadily working through our backlog. We expect inventory levels to normalize by the end of this quarter and we do not expect these issues to recur.

Looking to 2026, we are working to shift compounding revenues – to the greatest extent possible – to FDA-approved branded products. PharmaPack Max and PharmaPack Prime are examples of this shift. As this occurs, we expect compounded revenue to decline by approximately 10-20% for the full year 2026, with that reduction occurring relatively evenly across each quarter. As those losses occur, we should see corresponding gains and even slight improvements in our branded revenues. This strategy supports our broader objective of expanding our branded portfolio, improving our margin profile, and reducing regulatory complexity.

Outlook and Guidance

Over the past several years, our financial guidance framework has not always aligned as well as it should. As we have rapidly grown over the last 5 years with multiple product launches and re-launches, layered on top of inherent seasonality, forecasting has become more nuanced. Instead of our guidance “meeting and beating,” we have too often been in the “stress and miss” camp. This has not served our stockholders or us well. Therefore, we are providing guidance differently than in the past, perhaps with a more conservative approach (because several elements of our 2026 strategy are highly discounted in this model), but in any case, certainly with greater transparency and structure.

We are also committed to providing greater insight into the seasonality of our business and how we expect performance to build throughout the year. As you know, our business is meaningfully second-half weighted, with the first quarter typically the lowest and the fourth quarter the strongest. A plot of our quarterly revenue data over the past few years validates these trends. Therefore, in addition to a full-year revenue outlook, we are providing visibility into expected results for the first and second halves of the year to help investors understand our quarterly performance cadence and how we manage it. Establishing this clearer framework should help narrow the range of expectations and better align them around levels we are confident we can deliver against.

For 2026, we expect to generate:

●	$350 million to $365 million in revenue, with approximately $133 million to $153 million in the first half and $203 million to $226 million in the second half; and
●	$80 million to $100 million in adjusted EBITDA, with the majority of adjusted EBITDA expected to be generated in the second half of the year, reflecting the increasing operating leverage inherent in the business as we continue to scale.

These ranges reflect expectations we believe are achievable given current visibility, while still allowing for potentially meaningful upside as our team executes our strategy. As the year progresses, we will evaluate our revenue outlook quarterly and provide updates, as appropriate, to ensure our stockholders have the most current view of the business.

Looking at 2026, we expect a softer first half as we work through IHEEZO stocking from the fourth quarter of last year, address the impact of ASC dynamics on IHEEZO, and navigate the traditionally higher mix of high-deductible plans early in the year. Expect a more pronounced acceleration in the second half of the year as we benefit from a larger and fully deployed VEVYE salesforce; the launch of BYOOVIZ; account expansion and growing new user traction resulting from an expanded TRIESENCE salesforce; the initial phase of the BYQLOVI launch; improving IHEEZO pricing dynamics; increased IHEEZO adoption in retina practices and the in-office setting; and finally, growth from select products within our Rare and Specialty Portfolio. Collectively, these factors position us well for a stronger back half and reinforce our confidence in Harrow’s longer-term growth trajectory.

Closing

In closing, I remain enthusiastic about where Harrow is and where we are headed in 2026 and beyond. While I am never fully satisfied knowing we can always do better, sustainable progress takes time. Our reality is that momentum is being built behind all our key products. This year, we should see VEVYE soundly exceed $100 million in annual revenue, and I believe I will be vindicated by my past bullish TRIESENCE prognostications. IHEEZO is positioned to meet or exceed our expectations yet again. Taken together, these drivers, along with a few additional unannounced initiatives, give me confidence in our ability to exceed 2026 expectations, as we build toward our end-of-2027 objective of over $250 million in quarterly revenue. But that won’t be the end of the story. In 2028, we should enter a new period of growth fueled by the launch of G-MELT and YOCHIL. And of course, Andrew and I continue to work on a few potential deals we’re pretty pumped about. In sum, we have a strong foundation, multiple levers to pull over the next several years, and a fantastic and growing team that is fully aligned and energized.

On behalf of the entire Harrow Family, thank you for your continued support; we are just getting started!

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2025	2024	2023	2022	2021	2020	2019
	4Q 2024	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2025	3Q 2024	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2025	2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2025	1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

Commentary on Fourth Quarter and Full-Year 2025 Financials

Revenues of $89.1 million for the fourth quarter of 2025 represent a 33% increase over the prior-year fourth quarter revenues of $66.8 million and an increase of 24% over third quarter 2025 revenues. Full-year 2025 revenues grew 36% to $272.3 million from $199.6 million in 2024.

Selling, general and administrative (“SG&A”) costs for the fourth quarter of 2025 were $43.3 million compared with $34.8 million during the same period last year. SG&A for the full-year 2025 were $152.9 million compared with $129.1 million in 2024. The increase in SG&A was primarily driven by an increase in headcount and related expenses, along with an increase in other commercial-related activities.

GAAP net income for the fourth quarter of 2025 was $6.6 million compared with a GAAP net income of $6.8 million during the same period last year. GAAP net loss for the full-year 2025 was $(5.1) million compared with GAAP net loss of $(17.5) million in 2024.

Adjusted EBITDA (a non-GAAP measure) for the fourth quarter of 2025 was $24.2 million compared with Adjusted EBITDA of $22.5 million during the same quarter last year. Adjusted EBITDA for the full-year 2025 was $61.9 million compared with $40.3 million in 2024.

During the fourth quarter and year ended December 31, 2025, we recorded $8.5 million of acquired in-process research and development expense associated with upfront payments and related acquisition expenses from our acquisition of Melt Pharmaceuticals. This amount is included in our GAAP research and development expenses and net income figures and is not added back to our Adjusted EBITDA, consistent with our approach to non-GAAP measures.

As of December 31, 2025, cash and cash equivalents totaled $72.9 million while accounts receivable stood at $110.9 million, compared with cash and cash equivalents of $47.2 million and accounts receivable of $116.4 million for 2024.

GAAP gross margins were 79% for the fourth quarter of 2025 and the same for the fourth quarter in 2024. GAAP gross margins for the full-year 2025 were 75% compared with 75% in 2024.

IHEEZO and VEVYE both surpassed the threshold of contributing 10% or more to total Harrow revenues. As a result, we reported individual revenues for these products in the Form 10-K filing, as reflected in the table below:

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2025		2024		2025		2024
IHEEZO	$35,883,000	40%	$22,805,000	34%	$81,348,000	30%	$49,303,000	25%
VEVYE	25,905,000	29%	15,961,000	24%	88,688,000	33%	28,061,000	14%
Other branded products	12,250,000	14%	7,028,000	11%	25,326,000	9%	37,836,000	19%
Other revenues	82,000	0%	540,000	1%	394,000	0%	915,000	0%
Branded revenue, net	74,120,000	83%	46,335,000	69%	195,756,000	72%	116,115,000	58%
ImprimisRx revenue, net	14,972,000	17%	20,496,000	31%	76,547,000	28%	83,499,000	42%
Total revenues, net	$89,092,000	100%	$66,831,000	100%	$272,303,000	100%	$199,614,000	100%

We expect continued growth across our branded portfolio and continue to expect traditional quarter-to-quarter revenue build, enhancing profitability through operational efficiencies and strategically positioning Harrow for continued leadership in the North American ophthalmic pharmaceutical sector.

Fourth Quarter and Full-Year 2025 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months and year ended December 31, 2025 and 2024 are as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Total revenues	$89,092,000	$66,831,000	$272,303,000	$199,614,000
Cost of sales	(18,468,000)	(14,135,000)	(67,934,000)	(49,245,000)
Gross profit	70,624,000	52,696,000	204,369,000	150,369,000
Selling, general and administrative	43,310,000	34,789,000	152,914,000	129,064,000
Research and development	11,723,000	4,755,000	20,940,000	12,230,000
Impairment of long-lived assets	-	253,000	-	253,000
Total operating expenses	55,033,000	39,797,000	173,854,000	141,547,000
Income from operations	15,591,000	12,899,000	30,515,000	8,822,000
Total other expense, net	(5,194,000)	(6,636,000)	(31,883,000)	(26,142,000)
Income tax expense	(3,771,000)	514,000	(3,771,000)	(161,000)
Net income (loss)	$6,626,000	$6,777,000	$(5,139,000)	$(17,481,000)
Net income (loss) per share:
Basic	$0.18	$0.19	$(0.14)	$(0.49)
Diluted	$0.17	$0.24	$(0.14)	$(0.49)

Non-GAAP Results

Selected financial highlights regarding Non-GAAP operating results for the three months and year ended December 31, 2025 and 2024 are as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Total revenues	$89,092,000	$66,831,000	$272,303,000	$199,614,000
Gross margin	79%	79%	75%	75%
Net income (loss)	6,626,000	6,777,000	(5,139,000)	(17,481,000)
Adjusted EBITDA(1)	24,170,000	22,489,000	61,923,000	40,327,000
Net income (loss) per share:
Basic	0.18	0.19	(0.14)	(0.49)
Diluted	0.17	0.24	(0.14)	(0.49)

(1)	Adjusted EBITDA is a non-GAAP measure. For additional information, including a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, see the explanation of non-GAAP financial measures and reconciliation table at the end of this letter.

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (“SEC”) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether because of new information, future events, or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures in this letter, specifically Adjusted EBITDA. A reconciliation of Adjusted EBITDA with the most directly comparable GAAP measure, net income (loss) is included at the end of this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss), excluding the effects of stock-based compensation and expenses, impairment of intangible assets, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income (loss) as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss), for the three months and year ended December 31, 2025 and for the same periods in 2024:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
GAAP net income (loss)	$6,626,000	$6,777,000	$(5,139,000)	$(17,481,000)
Stock-based compensation and expenses	3,800,000	4,794,000	12,502,000	17,619,000
Impairment of intangible assets	-	253,000	-	253,000
Interest expense, net	5,186,000	6,375,000	24,180,000	22,786,000
Income tax expense	3,771,000	(514,000)	3,771,000	161,000
Depreciation	464,000	468,000	1,915,000	1,850,000
Amortization of intangible assets	4,315,000	4,075,000	16,991,000	11,783,000
Investment loss, net	-	-	-	3,171,000
Other expense, net	-	261,000	7,703,000	185,000
Adjusted EBITDA	$24,170,000	$22,489,000	$61,923,000	$40,327,000